Exhibit 99.1

      (1) These shares of common stock were disposed of pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated October 4, 2010, among Polymer Group, Inc. (the "Issuer"), Scorpio Acquisition Corporation, Scorpio Merger Sub Corporation ("Merger Subsidiary") and MatlinPatterson Global Opportunities Partners L.P. pursuant to which Merger Subsidiary was merged with and into the Issuer (the "Merger"). As a result of the Merger, each share of common stock was converted into the right to receive (i) upon the effective time of the Merger, an amount in cash equal to $15.32, and (ii) on each Escrow Release Date (as defined in the Merger Agreement), an amount in cash equal to the Per Share Escrow Payment (as defined in the Merger Agreement), in each case less any applicable withholding taxes.

      (2) Each of MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)"), MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)") and MatlinPatterson Global Opportunities Partners B L.P. (the "Opt-Out Fund" and together with Matlin Partners (Delaware) and Matlin Partners (Bermuda), the "Matlin Funds") was the direct beneficial owner of 9,968,811, 3,473,703 and 154,407 shares of Class A Common Stock, respectively. MatlinPatterson Global Partners LLC ("Matlin Global Partners") is the general partner of each of the Matlin Funds. MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to each of the Matlin Funds. MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the managing member of Matlin Global Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. The reporting person, a director of the issuer, and David J. Matlin each own 50% of the membership interests of MatlinPatterson. Each of the Matlin Funds, Matlin Global Partners, Matlin Advisers, Matlin Asset Management, MatlinPatterson and David J. Matlin are reporting these transactions pursuant to a separate Form 4. The reporting person disclaims beneficial ownership of any reported securities, except to the extent of his pecuniary interest therein.